Exhibit 99.1

ATEC Terminates Agreement to Acquire EOS Imaging

●Ongoing Impacts of COVID-19 Pandemic Constitute “Material Adverse Effect”

●Company Intends to Explore Other Strategic Collaborations with EOS

●Terminates Debt Commitment of up to $160 Million to Finance Acquisition and Retire Existing Debt

CARLSBAD, Calif., April 27, 2020 – Alphatec Holdings, Inc. (“ATEC” or the “Company”) (Nasdaq: ATEC), a medical device company dedicated to revolutionizing the approach to spine surgery, announced today that it has terminated the Tender Offer Agreement (“TOA”), dated February 26, 2020, under which it was to acquire EOS Imaging, SA (“EOS”), for up to $88 million, plus debt retirement of $33.9 million, in a combination of cash and equity.

This decision follows ATEC’s consideration and analysis of the expected ongoing market effects of the COVID-19 pandemic. Based upon its assessment, ATEC concluded that a “Material Adverse Effect” (as defined in the TOA) has occurred, resulting in circumstances that are no longer conducive to completion of the transaction described in the TOA.  ATEC notified EOS of its termination decision, as required by the TOA, in a letter dated April 24, 2020.

“This has been a difficult, disappointing decision,” said Pat Miles, ATEC’s Chairman and Chief Executive Officer.  “Both companies have worked so hard and so cooperatively, over many months, to bring this transaction together.  On behalf of the entire ATEC Family, I want to personally thank EOS for its commitment and hospitality throughout this process.  It has been a thrill for me and other members of ATEC leadership to engage directly with so many of the talented EOS team members, and to see firsthand their prowess and passion for their work – attributes both our companies share.  While the acquisition is no longer feasible as contemplated, I continue to believe that ATEC’s and EOS’s interests are best served through a strategic collaboration.  I have shared my belief with EOS leadership, and look forward to the opportunity to continue to explore ways that our companies can work together to bring informed operative experiences to spine.”

In connection with the termination of the TOA, ATEC and Perceptive Credit Holdings III, LP, have agreed to terminate the commitment letter for up to $160 million in secured debt financing, which was intended to retire ATEC’s existing credit facilities and fund the cash required to complete the acquisition of EOS. The Company’s current credit facilities with MidCap Funding IV, LLC and Squadron Medical Finance Solutions, LLC (“Squadron”) remain in place.

“We continue to believe that there is tremendous strategic value in an ongoing relationship between ATEC and EOS, which could enable growth acceleration for both companies,” said Sam Chawla, Portfolio Manager, Perceptive Advisors. “Our confidence in ATEC and its management team remains strong, and we look forward to future opportunities to provide our support.”

About Alphatec Holdings, Inc.

Alphatec Holdings, Inc. (ATEC), through its wholly-owned subsidiaries, Alphatec Spine, Inc. and SafeOp Surgical, Inc., is a medical device company dedicated to revolutionizing the approach to spine surgery through clinical distinction. ATEC architects and commercializes approach-based technology that integrates seamlessly with the SafeOp Neural InformatiX System to provide real-time, objective nerve information that can enhance the safety and reproducibility of spine surgery. Additional information can be found at www.atecspine.com.

Exhibit 99.1

About EOS imaging

Based in Paris, EOS imaging is a global medical device company that develops and markets advanced imaging and image-based solutions for musculoskeletal pathologies and orthopedic surgical care. EOS imaging strives to contribute to the improvement of patient treatments and outcomes through safe imaging, complete and precise image-based data and surgical planning based on relevant 3D patient anatomies. Additional information can be found at www.EOS-imaging.com.

About Perceptive Advisors

Founded in 1999 and based in New York, NY, Perceptive Advisors is an investment management firm with over $5 billion in assets whose activities are focused on supporting the progress of the life sciences industry by identifying opportunities and directing financial resources to the most promising technologies in healthcare. Additional information can be found at www.perceptivelife.com.

Forward Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainty. Such statements are based on management's current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The Company cautions investors that there can be no assurance that actual results will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors. Forward-looking statements contained herein include, but are not limited to, references to potential, future strategic and/or financing collaborations and any potential benefits or synergies resulting therefrom.  The important factors that could cause actual results to differ significantly from those expressed or implied herein, and a description of those and other factors, risks and uncertainties can be found in the Company's most recent annual report, and any subsequent quarterly and current reports, filed with the Securities and Exchange Commission. ATEC disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, unless required by law.

Investor/Media Contact:

Josh Berg

Investor Relations

(760) 494-6790

ir@atecspine.com

Company Contact:

Jeff Black

Chief Financial Officer

Alphatec Holdings, Inc.

ir@atecspine.com